Exhibit 99.1

Wuhan General Receives Non-Compliance Letter from
NASDAQ upon Resignation of Board Member

WUHN expects to fill vacancy and regain compliance
in accordance with Nasdaq Rules.

Wuhan China, December 10, 2008 – Wuhan General Group (China), Inc. (“Wuhan General” or the “Company”) (Nasdaq: WUHN), today announced that a member of the board of directors and audit committee, Ku Shaodong, has resigned from the board for personal reasons effective November 30, 2008.

As is standard practice in such situations, the Company received a NASDAQ Staff Deficiency Letter on December 8, 2008 indicating that the Company fails to comply with the requirements for continued listing set forth in NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(2)(A).  These NASDAQ Marketplace Rules require that a majority of the Company’s board of directors be comprised of independent members and its audit committee be comprised of three independent members.  The letter also indicated that NASDAQ will provide Wuhan General with the cure periods in accordance with NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(4), respectively.

Wuhan General is conducting a search for a new director who meets the requirements of NASDAQ and is available for appointment to the Company’s board of directors and audit committee within the cure periods allowed under the NASDAQ Stock Market Rules.

“We appreciate the support and guidance we received from Mr. Ku and wish him well in his future endeavors,” stated Mr. Xu Jie, CEO of Wuhan General.  “We have begun our search for a suitable replacement and are confident we can fill the vacancy in accordance with Nasdaq requirements.”

About Wuhan General

Wuhan General (Nasdaq: WUHN) designs, manufactures, and distributes industrial blowers and turbines.  Blowers are used in a variety of applications where large amounts of air have to be moved.  Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities.  The Company’s steam and water turbines are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants.  The Company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Certain statements in this press release, including statements regarding the Company’s ability to fill the board vacancy with an independent director in a timely manner, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules, the cost of raw materials and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Mr. Haiming Liu, Chief Financial Officer
Wuhan General Group
Tel: +86-27-5970-0067

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200